Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-203822 on Form S-4 of our report dated March 2, 2015 (April 30, 2015 as to the effects of the restatement discussed in Note 27), relating to the consolidated financial statements of Genco Shipping & Trading Limited and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an emphasis-of-matter paragraph to describe the consequences to the Company’s consolidated financial statements as a result of applying fresh-start accounting as of July 9, 2014 in conformity with the requirements of Accounting Standards Codification (ASC) Topic 852, Reorganization and the restatement of the consolidated financial statements as discussed in Note 27 of the consolidated financial statements) and of our report dated March 2, 2015 (April 30, 2015 as to the effects of the material weakness described in Management’s Report on Internal Control over Financial Reporting, as revised) relating to internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness) appearing in the Annual Report on Form 10-K/A of the Company for the year ended December 31, 2014, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such

Registration Statement.

/s/ Deloitte & Touche LLP

May 22, 2015

New York, New York